Exhibit 99.1

Kohl's Corporation Reports November/December Sales

and Affirms 2019 Diluted Earnings Per Share Guidance

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)—January 9, 2020-- Kohl’s Corporation (NYSE:KSS) today reported that its comparable sales for fiscal November and December 2019 combined (the “holiday period”) decreased 0.2% over the same period last year.

“Throughout the holiday period, we remained focused on serving our loyal customers and engaging with an increasing number of new customers.  We are managing the business with discipline and we expect to deliver on our earnings guidance for the full year,” said Michelle Gass, Kohl’s chief executive officer. “We continue to see momentum in key areas including our digital business, active, beauty and children’s, and solid performance in footwear and men’s.  This was offset by softness in women’s, which we are working with speed to address. I want to thank our associates for their exceptional work in delivering a great customer experience during the important holiday period.”

“As we look ahead, we are committed to driving innovation and bringing new experiences to both our existing and new customers.  We look forward to sharing additional details on our key growth initiatives at our upcoming investor day,” Gass added.

Earnings Guidance

Based on the Holiday period sales performance, the Company now expects its fiscal 2019 diluted earnings per share to be at the low end of its previously announced guidance range of $4.75 to $4.95.  This guidance excludes $0.22 per diluted share related to the extinguishment of debt and impairments, store closing and other costs recognized in the first nine months of 2019.

Fourth Quarter 2019 Earnings Release and Conference Call

On March 3, 2020, the Company will release its fourth quarter and fiscal 2019 results at 7:00 am ET and host its quarterly earnings conference call at 9:00 am ET.

2020 Investor Day

On March 16, 2020, the Company will host an investor day in New York City from 12:30 pm to 5:30 pm ET. Further details, including webcast information, will be announced closer to the event.  Due to limited capacity, in-person attendance will be by invitation only.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including 2019 earnings guidance. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

About Kohl's

Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and exclusive brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl's mobile app. Since its founding, Kohl's has given more than $700 million to support communities nationwide, with a focus on family health and wellness. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com